Exhibit 10.1

EXECUTION VERSION

FACILITY AGREEMENT

This Facility Agreement (this “Agreement”), dated as of March 6, 2024 (the “Effective Date”), is entered into by and among Steamboat SPV LLC, a Delaware limited liability company (the “Seller”), and HPS Corporate Capital Solutions Fund, a Delaware statutory trust (the “Purchaser”).

RECITALS

WHEREAS, the Seller agrees to acquire from time to time certain Loans (as defined below) (and assume certain related Available Unfunded Commitments (as defined below)) as the Purchaser may request and the Seller may approve in its sole discretion; and

WHEREAS, on each Settlement Date (as defined below) and pursuant to the terms set forth herein, the Seller agrees to transfer and assign to the Purchaser (or its designee) all of its right, title and interest in and to the applicable Forward Purchase Asset(s) (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Specific Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Available Unfunded Commitment” means fully committed (subject only to limited customary conditionality acceptable to the Purchaser and, in any event, not subject to consent or approval of any agent or lender) unfunded commitments of a delayed draw term loan or revolving line of credit assumed (by entry into an assignment and assumption agreement or otherwise) by the Seller pursuant to Section 2.1(b).

“Capital Condition” means (a) the Purchaser having received cash funding from investor subscriptions in an aggregate amount greater than or equal to $200,000,000 and (b) the Board of Trustees of the Purchaser having approved the Purchaser’s purchase of such Loan from the Seller.

“Confidential Information” means this Agreement, the terms contained herein and all information provided by any party hereto (the “Disclosing Party”) to any other party hereto (the “Receiving Party) in connection with this Agreement or the transactions contemplated herein relating to the Disclosing Party or any of its businesses or any portfolio investment.

“Cost” means, with respect to any Loan as of any date of determination, (i) if such Loan is a Primary Market Loan, an amount equal to (a) the amount actually funded by the Seller in respect of such Loan on or prior to such date of determination (for the avoidance of doubt, net of (i) any OID and Fees in respect thereof and any expenses netted from the funding of such Loan and (ii) if such Loan was funded pursuant to any Available Unfunded Commitment, any Incremental Available Unfunded Commitment Consideration attributable thereto) minus (b) an amount equal to the aggregate amount of Principal Proceeds in respect of such Loan actually received by the Seller during the period from (and including) the Initial Purchase Date with respect thereto to (but excluding) such date of determination or (ii) if such Loan is a Secondary Market Loan, an amount equal to (a) the actual purchase price paid by the Seller to acquire such Loan on the Initial Purchase Date with respect thereto minus (b) the amount of any uncapitalized “payment-in-kind” interest in respect of such Loan accrued to (but excluding) the Initial Purchase Date with respect thereto minus (c) the product of (A) the amount of any OID and Fees paid on account of such Loan and (B) the Elapsed Pre-Purchase Tenor minus (d) only if the administrative agent with respect to such Loan will not split the first interest payment made subsequent to the Settlement Date between Seller and Purchase based upon their relative periods of time each of Seller and Purchase held the Loan during the relevant interest period, the amount of any accrued and unpaid interest in respect of such Loan accrued to (but excluding) the Initial Purchase Date with respect to such Loan minus (e) an amount equal to the aggregate amount of Principal Proceeds in respect of such Loan actually received by the Seller during the period from (and including) the Initial Purchase Date with respect to such Loan to (and excluding) such date of determination.

“Credit Agreement” means, with respect to each Loan and Available Unfunded Commitment, the loan, note or credit agreement specified in the applicable Initial Purchase Request.

“Disclosing Party” has the meaning set forth in the definition of “Confidential Information”.

“Dollar” and “$” mean lawful money of the United States.

“Elapsed Pre-Purchase Tenor Percentage” means, with respect to any Loan or Available Unfunded Commitment on the applicable Initial Purchase Date with respect thereto, an amount (expressed as a percentage) equal to (a) the number of days from (and including) the Initial Closing Date with respect thereto to (but excluding) such Initial Purchase Date divided by (b) the number of days from (and including) the Initial Closing Date with respect thereto to (but excluding) the scheduled maturity date thereof.

“Elapsed Tenor Percentage” means, with respect to any Loan or Available Unfunded Commitment on the applicable Settlement Date with respect thereto, an amount (expressed as a percentage) equal to (a) the number of days from (and including) the Initial Closing Date with respect thereto to (but excluding) such Settlement Date divided by (b) the number of days from (and including) the Initial Closing Date with respect thereto to (but excluding) the scheduled maturity date thereof.

“Facility End Date” means the date that is 24 months after the Effective Date, as such date may be shortened or extended by mutual agreement in writing (including by email) by the Seller and the Purchaser.

“Facility End Date Assets” means any Loans and Available Unfunded Commitments held by the Seller as of the Facility End Date.

“Forward Purchase” has the meaning set forth in Section 2.2(a) hereof.

“Forward Purchase Asset” has the meaning set forth in Section 2.2(a) hereof.

“Forward Purchase Request” has the meaning set forth in Section 2.2(a) hereof.

“Incremental Available Unfunded Commitment Consideration” means, with respect to any Available Unfunded Commitment (i) if such Available Unfunded Commitment was acquired by the Seller in the primary syndication thereof, zero (0) and (ii) if Available Unfunded Commitment was acquired by the Seller after the primary syndication thereof, an amount equal to (A) the amount paid to the Seller by the assignor thereof in connection with the Seller’s acquisition thereof minus (B) the product of (x) the amount of any OID and Fees paid on account of such Available Unfunded Commitment and (B) the Elapsed Pre- Purchase Tenor.

“Initial Acquisition Date” means, with respect to any Loan, if such Loan is a Primary Market Loan, the Initial Closing Date in respect thereof, and if such Loan is a Secondary Market Loan, the Initial Purchase Date in respect thereof.

“Initial Closing Date” means, with respect to any Loan or Available Unfunded Commitment, the closing date thereof as reflected in the Credit Agreement with respect to such Loan or Available Unfunded Commitment.

“Initial Purchase Date” has the meaning set forth in Section 2.1(b) hereof.

“Initial Principal Amount” means, with respect to any Loan (i) that is a term loan or note, the aggregate par principal amount of such Loan (for the avoidance of doubt, without giving effect to any OID and Fees in respect thereof or the amount of any expenses netted from the funding of such term loan or note) made by the Seller on the Initial Purchase Date in respect thereof or (ii) that is a revolving line of credit or delayed draw term loan or note, the aggregate par principal amount funded by the Seller on or after the Initial Purchase Date under unfunded commitments (for the avoidance of doubt, without giving effect to any OID and Fees in respect thereof or the amount of any expenses netted from the funding of such revolving line of credit or delayed draw term loan or note).

“Initial Purchase Request” has the meaning set forth in Section 2.1(a) hereof.

“Insolvency Proceeding” means any proceeding voluntarily commenced by, or any proceeding involuntarily commenced against (any such involuntary proceeding, an “Involuntary Insolvency Proceeding”), any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief; provided that any Involuntary Insolvency Proceeding shall not constitute an Insolvency Proceeding, unless and until such Involuntary Insolvency Proceeding has continued for 60 consecutive days without having been dismissed, vacated, bonded or discharged.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other person for security purposes.

“Loan” has the meaning set forth in Section 2.1(b) hereof.

“Loan Rights” means, with respect to any Loan or any Available Unfunded Commitment, all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Seller in and to:

(a) all rights with respect to such Loan or such Available Unfunded Commitment, as applicable, to which the Seller is entitled as lender under the applicable Related Documents;

(b) any underlying collateral securing such Loan or such Available Unfunded Commitment, as applicable, and all recoveries related thereto, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing on and after the Settlement Date of such Loan or such Available Unfunded Commitment, as applicable;

(c) all Related Documents of such Loan or such Available Unfunded Commitment, as applicable;

(d) all insurance policies (if any) with respect to such Loan or such Available Unfunded Commitment, as applicable;

(e) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of such Loan or such Available Unfunded Commitment, as applicable, together with all financing statements, mortgages or similar filings signed or authorized by an obligor relating thereto;

(f) all records (including computer records) with respect to the foregoing;

(g) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Seller (in its capacity as a lender with respect to such Loan or such Available Unfunded Commitment, as applicable) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all claims at law or in equity related to the rights and obligations sold and assigned pursuant hereto; and

(h) except as otherwise set forth herein, all collections, income, payments, proceeds and other benefits with respect to such Loan or such Available Unfunded Commitment, as applicable, of each of the foregoing.

“OID and Fees” means, with respect to any Loan or any Available Unfunded Commitment, the amount of any one-time “original issue discount”, funding fees, upfront fees, commitment fees, arrangement fees, underwriting fees, placement fees, upsize fees and any other similar fees or payments related to the making or funding of, or the commitment to make or fund, such Loan or such Available Unfunded Commitment, in each case, paid (or due and payable and not paid) by the underlying obligors in connection with such Loan or such Available Unfunded Commitment, as applicable (including by way of netting from the proceeds of such Loan or such Available Unfunded Commitment, as applicable).

“Primary Market Loan” means any Loan funded by the Seller pursuant to the terms of the applicable Credit Agreement (whether on the Initial Purchase Date with respect thereto or pursuant to any Available Unfunded Commitment).

“Principal Proceeds” means, with respect to any Loan, all payments actually received by the Seller in respect of the repayment of the principal amount of such Loan, excluding, for the avoidance of doubt, termination fees, make-whole payments, premium payments or similar fees or payments, if any, and regardless of whether paid by the obligor, an insurer, guarantor or other obligor or as a result of enforcement of security; provided that (a) the principal amount of a Loan may be increased from time to time as the result of a “payment-in-kind” feature of such Loan and such increases shall not constitute Principal Proceeds and (b) principal payments in respect of such increased principal amount shall constitute Principal Proceeds hereunder.

“Principal Repayment Amount” means, with respect to any Loan, an amount equal to the aggregate amount of Principal Proceeds actually received by the Seller during the period from (and including) the Initial Acquisition Date in respect thereof to (and excluding) the Settlement Date in respect thereof.

“Purchase Price” means, (a) with respect to any Loan on the Settlement Date with respect thereto, an amount equal to the sum of (i) the Cost of such Loan determined as of such Settlement Date, plus (ii) the amount of any “payment-in-kind” interest in respect of such Loan that was capitalized and added to the principal thereof after the Initial Acquisition Date and prior to such Settlement Date plus (iii) to the extent not included in clause (ii), the amount of any uncapitalized “payment-in-kind” interest in respect of such Loan accrued to (but excluding) such Settlement Date, plus (iii) only if the administrative agent with respect to such Loan will not split the first interest payment made subsequent to the Settlement Date between Seller and Purchase based upon their relative periods of time each of Seller and Purchase held the Loan during the relevant interest period, the amount of any accrued and unpaid interest in respect of such Loan accrued to (but excluding) such Settlement Date plus (iv) the product of (A) the amount of any OID and Fees paid on account of such Loan and (B) the Elapsed Tenor Percentage and (b) with respect to any Available Unfunded Commitment on the Settlement Date with respect thereto, (i) zero (0) minus (ii) the product of (A) the amount of any OID and Fees paid on account thereof (excluding for the avoidance of doubt, any such OID and Fees attributable to any undrawn portion thereof that was permanently and irrevocably terminated by the underlying obligor prior to the Settlement Date) and (B) the Remaining Tenor Percentage minus (iii) the product of (A) the amount of any Incremental Available Unfunded Commitment Consideration (excluding for the avoidance of doubt, any such Incremental Available Unfunded Commitment Consideration attributable to any undrawn portion thereof that was permanently and irrevocably terminated by the underlying obligor prior to the Settlement Date) and (B) the Remaining Tenor Percentage.

“Purchaser Requested Loan” has the meaning set forth in Section 2.1(b) hereof.

“Receiving Party” has the meaning set forth in the definition of “Confidential Information”.

“Related Documents” means, with respect to any Loan or Available Unfunded Commitment, all credit agreements, loan agreements, note purchase agreements, security agreements, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with such Loan or Available Unfunded Commitment.

“Remaining Tenor Percentage” means, with respect to any Loan or Available Unfunded Commitment on the applicable Settlement Date with respect thereto, an amount (expressed as a percentage) equal to (a) the number of days from (and including) such Settlement Date to (but excluding) the scheduled maturity date thereof divided by (b) the number of days from (and including) the Initial Closing Date with respect thereto to (but excluding) the scheduled maturity date thereof.

“Sacred Voting Rights” means, with respect to any Loan or Available Unfunded Commitment and their respective Related Documents, any amendment, waiver, discharge or termination thereof (a) having the effect of (i) increasing the amount or extending the term of any commitment of the Seller to make advances thereunder, extending or otherwise modifying any scheduled interest payment date, scheduled amortization payment date or the final maturity date thereof or accelerating the obligation of the Seller to make advances thereunder, (ii) reducing the principal amount, the amount or rate of interest, or any fees or other amounts payable by the underlying obligors, (iii) releasing all or substantially all of the Liens granted or guarantees made in favor of the lenders under such Related Documents, except, in each case, as otherwise contemplated or permitted therein, (iv) subordinating the payment priority of any Loan or the subordinating the Liens on all or substantially all of the Collateral granted in favor of the lenders under such Related Documents, except in each case, as otherwise contemplated or permitted such Related Documents, or (v) changing the ratable payments to lenders or amending the definition of “Required Lenders” (or any other term having similar meaning), in each case, in any manner that is adverse in any material respect to the Seller or (b) that requires the consent of all lenders or the consent of all lenders adversely affected thereby.

“Sacred Voting Rights Request” has the meaning set forth in Section 2.6 hereof.

“Secondary Market Loan” means any Loan funded prior to the Seller’s acquisition thereof.

“Settlement Date” has the meaning set forth in Section 2.2(a) hereof.

“Specified Facility End Date Assets” means any Facility End Date Assets for which the Purchaser (or its designee) delivers a Forward Purchase Request on or prior to the Facility End Date.

“Voting Rights” has the meaning set forth in Section 2.7 hereof.

ARTICLE II.

PURCHASE

Section 2.1. Initial Purchase.

(a) From time to time, the Purchaser may request in writing, including by email (each such request, an “Initial Purchase Request”), that the Seller acquire one or more loans and related commitments or otherwise become a lender under the applicable Credit Agreement pursuant to which such loans and commitments are made, with such loans or commitments in each case to be denominated in Dollars or any other currency mutually agreed between the Seller and the Purchaser.

(b) Upon receipt by the Seller of such Initial Purchase Request together with any diligence and underwriting materials prepared by the Purchaser and/or its affiliates (which may be in draft form and which the Purchaser and its affiliates shall have no obligation to update or supplement after delivery thereof) and requested by and made available to the Seller at the time of such Initial Purchase Request (it being understood that such information may be redacted to take into account any confidential or proprietary information of the Purchaser), the Seller shall have the right, in its sole and absolute discretion, to approve or reject such Initial Purchase Request and to request additional information in connection therewith. The Seller shall promptly notify the Purchaser in writing, including by email, of its approval or rejection of such Initial Purchase Request. If the Seller approves such Initial Purchase Request, the Seller shall purchase (each, an “Initial Purchase”) such loan(s) (and assume any Available Unfunded Commitments associated with such loans) (each such loan, note or other debt instrument, together with any amounts funded after the Initial Purchase Date thereto pursuant to an Available Unfunded Commitment assumed in connection therewith, a “Loan”) specified in such Initial Purchase Request on the terms set forth in the relevant Initial Purchase Request (the date on which the Seller acquires such Loan, assumes such Available Unfunded Commitment or otherwise becomes a lender or holder, as applicable, of such Loan and/or Available Unfunded Commitments, an “Initial Purchase Date”).

Section 2.2. Forward Purchase; Acquisition.

(a) Forward Purchase. Subject to the terms and conditions of this Agreement (including this Section 2.2(a)), following the satisfaction of the Capital Condition, the Purchaser shall provide written notice (including by email) (such written notice, the “Forward Purchase Notice”) to the Seller. Thereafter, on the applicable Settlement Date, the Seller shall sell, transfer, assign and otherwise convey to the Purchaser (or its designee), and the Purchaser shall purchase and, as applicable, assume (or cause its designee to purchase and, as applicable, assume), for an amount equal to the applicable Purchase Price thereof, all right, title and interest of the Seller (whether then owned or thereafter acquired or arising, and wherever located) in and to all of the Loans and Available Unfunded Commitments and all Loan Rights related to such Loans and Available Unfunded Commitments (each Loan that is purchased, together with each related Available Unfunded Commitment that is assumed by the Purchaser (or its designee) under this Section 2.2(a) and all Loan Rights related to the foregoing, a “Forward Purchase Asset”, and each such purchase, a “Forward Purchase”). The Seller and the Purchaser (or its designee) shall cooperate in good faith to settle the Forward Purchase as soon as reasonably practicable on or after delivery of the applicable

Forward Purchase Notice (the date of each such settlement, a “Settlement Date”). If mutually agreed by the Purchaser and the Seller, any Forward Purchase may take the form of a sale of a participation interest in the applicable Forward Purchase Assets by the Seller to the Purchaser in lieu of an assignment of such Forward Purchase Assets by the Seller to the Purchaser; the terms of this Agreement shall apply with respect to any Forward Purchase in the form of a sale of a participation interest in the same manner as if such Forward Purchase had been in the form of an assignment. Any Forward Purchase Asset sold (or participated) pursuant to this Section 2.2(a) shall be transferred and assigned to the Purchaser (or its designee) free and clear of all Liens. For the avoidance of doubt, the Seller and Purchaser agree that if the Purchase Price of any Available Unfunded Commitment is negative, no amount shall be payable by the Purchaser to the Seller with respect thereto and instead, on the Settlement Date with respect to such Available Unfunded Commitment, the Seller shall pay to the Purchaser an amount equal to the product of (x) such Purchase Price multiplied by (y) negative one (-1).

Section 2.3. Principal, Interest and Fees.

(a) All Principal Proceeds, interest and fees (other than OID and Fees) accruing on any Forward Purchase Asset that is earned, accrued, paid or payable in respect of such Forward Purchase Asset:

(i) prior to the Settlement Date of any Forward Purchase Asset shall be solely for the benefit of the Seller and retained by the Seller; if the Purchaser (or its designee) receives cash payment of any such amount, then to the extent such amount was not included in the Purchase Price paid by the Purchaser (or its designee, as applicable) to the Seller in respect of such Forward Purchase Asset, the Purchaser (or its designee, as applicable) shall remit such amount to the Seller promptly following the receipt thereof; and

(ii) on or after the Settlement Date of any Forward Purchase Asset shall be solely for the Purchaser’s benefit (or that of its designee) and retained by the Purchaser (or its designee); if the Seller receives payment of any such amount, the Seller shall remit such amount to the Purchaser (or its designee) promptly following the receipt thereof.

(b) All termination fees, prepayment premiums, make-whole or similar fees or payments in respect of any Forward Purchase Asset:

(i) if paid or payable prior to the Settlement Date of such Forward Purchase Asset, shall be solely for the benefit of the Seller and retained by the Seller; if the Purchaser (or its designee) receives cash payment of any such amount, the Purchaser (or its designee, as applicable) shall remit such amount to the Seller promptly following the receipt thereof; and

(ii) if paid or payable on or after the Settlement Date of such Forward Purchase Asset, shall be solely for the benefit of the Purchaser and retained by the Purchaser; if the Seller receives payment of any such amount, the Seller shall remit such amount to the Purchaser (or its designee) promptly following the receipt thereof.

Section 2.4. Capital Condition. For the avoidance of doubt, the parties agree that, notwithstanding any provision to the contrary herein, the Purchaser shall not be required to deliver any Forward Purchase Notice or enter into any transaction to purchase any Loan or assume any Available Unfunded Commitment unless the Capital Condition has been satisfied.

Section 2.5. Fees. Purchaser will pay Seller a fee with respect to each Forward Purchase Asset as set forth in a separate “fee letter” entered into by the parties.

Section 2.6. Voting of Loans. The Seller shall use commercially reasonable efforts to notify the Purchaser promptly in writing of any matter, vote or action with respect to which the Seller has the right to vote on or consent to any waiver, amendment, discharge, termination, consent or other modification or action with respect to any Loan or Available Unfunded Commitment or any documentation relating thereto (collectively, “Voting Rights”); provided that no such notification shall be required with respect to any Loan or Available Unfunded Commitment (or the Related Documents with respect thereto) if the Purchaser or any of its affiliates is the administrative agent under the Related Documents with respect thereto. The Seller (i) shall take (or refrain from taking) any action with respect to Voting Rights (other than Sacred Voting Rights) in accordance with the prior instructions of the Purchaser and (ii) shall not take (and shall refrain from taking) any action with respect to the Voting Rights, except (x) in accordance with the prior instructions of the Purchaser or (y) to exercise Sacred Voting Rights. Upon an Insolvency Proceeding occurring with respect to Purchaser, the Seller may exercise Voting Rights in its sole discretion. Upon the Facility End Date, the Purchaser may exercise Voting Rights (other than Voting Rights with respect to any Specified Facility End Date Assets) in its sole discretion.

Section 2.7. Documentation, Reports, etc. The Seller shall (i) maintain an up-to-date ledger or “loan tape” of all Loans and Available Unfunded Commitments, setting forth (a) such information in respect of each Loan and Available Unfunded Commitment as (I) the Initial Principal Amount thereof, (II) the scheduled maturity date with respect thereto, (III) the OID and Fees in respect thereof, (IV) with respect to each Loan, (A) the amount actually funded by the Seller in cash in respect of such Loan, (B) the amount of any “payment-in-kind” interest added to the outstanding principal amount thereof as the result of the capitalization of such interest and (C) any Principal Repayment Amount in respect thereof, and (V) with respect to each Available Unfunded Commitment, the amount of such Available Unfunded Commitment, the scheduled termination date with respect to such Available Unfunded Commitment, the amount of any Loans actually funded by the Seller in cash in respect of such Available Unfunded Commitment and the date and amount of any termination by the underlying obligor of all or any portion of such Available Unfunded Commitment, (ii) provide such “loan tape” described in clause (i) to the Purchaser on the first business day of each month during the term of this Agreement and (iii) provide such other records relating to the Loans and Available Unfunded Commitments as the Purchaser may reasonably request in writing.

ARTICLE III.

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.1. Representations, Warranties and Covenants. Each party hereto makes the following representations and warranties to the other as of the Effective Date, each Initial Purchase Date, each Settlement Date:

(a) Due Organization. It is duly organized in the jurisdiction of its organization, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement.

(b) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery of, and the performance of its obligations under, this Agreement and the other instruments, certificates and agreements contemplated hereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and bind obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws and general principles of equity (whether such enforceability is considered in a suit at law or in equity).

(c) Non-Contravention. None of the execution and delivery of this Agreement, the consummation of the transaction herein contemplated, or compliance by it with the terms, conditions and provisions hereof, will (i) conflict with, or result in a material breach or violation of, or constitute a default under its constituent documents or (ii) conflict with or contravene in any material respect any applicable law, order, writ, judgment, award, injunction or decree binding on or affecting it or affecting any of its assets or properties.

Section 3.2. Seller’s Covenants. Prior to the earlier of (1) an Insolvency Proceeding occurring with respect to Purchaser and (2) the Facility End Date, the Seller shall not directly or indirectly sell, transfer, assign or otherwise dispose of any Loan or Available Unfunded Commitment or the Loan Rights related to any of the foregoing without the prior written consent of the Purchaser (other than to the Purchaser or any of its designees pursuant to this Agreement); provided that the Seller shall not, at any time, directly or indirectly sell, transfer, assign or otherwise dispose of any Specified Facility End Date Assets or any Loan Rights related thereto without the prior written consent of the Purchaser (other than to the Purchaser or any of its designees pursuant to this Agreement). Except such Liens imposed by any third-party financing provider to the Seller, which Liens shall be released prior to or substantially simultaneously with the Forward Purchase of such Loan, Available Unfunded Commitment or Loan Rights, as applicable, on the Settlement Date of such Forward Purchase, the Seller shall not directly or indirectly create, incur, assume or suffer to exist any Lien of any kind with respect to any Loan, Available Unfunded Commitments or Loan Rights.

Section 3.3. Purchaser’s Covenants. With respect to each Loan acquired by the Seller, the Purchaser shall provide (or cause its affiliates to provide) to the Seller (a) any marks and discount rates utilized by the Purchaser or any of its affiliates in connection with the valuation of such Loan and (b) any reports of third party valuation firms obtained by the Purchaser or any of its affiliates with respect to such Loan, in each case of clause (a) and (b), to the extent such provision is permitted under the terms of all applicable confidentiality agreements binding on the Purchaser or any of its affiliates.

ARTICLE IV.

MISCELLANEOUS

Section 4.1. Further Assurances. The Seller covenants and agrees, without further consideration, to prepare, execute, acknowledge, file, record and deliver such other instruments, documents and statements (including the applicable assignment and assumption agreement in the event of any Forward Purchase made pursuant to Section 2.2(a) hereof), and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement, including to cause and/or effect the sale, transfer, assignment and conveyance of its right, title and interest in and to the Forward Purchase Assets in respect of any Forward Purchase to the Purchaser (or its designee) and to execute and deliver any and all documents required by the Credit Agreement and other Related Documents with respect to such Loan and Available Unfunded Commitment.

Section 4.2. Reserved.

Section 4.3. Amendments. No amendment, waiver or other modification of any provision of this Agreement shall be effective unless agreed to in writing by each of the Purchaser and the Seller.

Section 4.4. Merger and Integration. Except as specifically stated otherwise herein, this Agreement, together with the “fee letter” referenced in Section 2.5 above, sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and such fee letter.

Section 4.5. Severability of Provisions. If any one or more of the covenants, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, including as a result of violating the U.S. Investment Company Act of 1940, as amended, then such covenants, provisions or terms shall be deemed severable from the remaining covenants, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 4.6. GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 4.7. Consent to Jurisdiction. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 4.8. Headings and Schedule. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 4.9. Confidentiality. The Confidential Information, including the contents of this Agreement, are confidential and shall not be disclosed to any third party, and no party hereto shall make any public announcement relating to this Agreement without the consent of each other party hereto (except that any party hereto may make disclosure or an announcement regarding entry into this Agreement to the extent required by applicable law or regulation whether by way of a press release, filing a Form 8-K or other periodic or current report with the Securities and Exchange Commission or otherwise); except that disclosure by the Receiving Party of this Agreement and its terms or other Confidential Information is permitted (i) to its affiliates and to its and its affiliates’ respective partners, directors, trustees, officers, employees, agents, attorneys, advisors, financing sources, auditors, custodians and administrators and other representatives who need to know such Confidential Information in connection with the transactions contemplated hereby (it being understood that (A) the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential to the same extent as provided in this Section 4.9 and (B) it will be responsible for its affiliates’ compliance with this Section 4.9), (ii) to the extent requested by any governmental or regulatory agency or authority with competent jurisdiction over it or its affiliates (including any self-regulatory authority), (iii) where required or appropriate in response to any summons, subpoena, or otherwise in connection with any litigation or regulatory inquiry or to comply with any applicable law, order, regulation, ruling, or disclosure requirement, including any requirement of any regulatory body or stock exchange where the shares of such disclosing party are listed, as determined by the disclosing party in good faith following consultation with the other party hereto, (iv) to any other party hereto or to any rating agency in connection with rating the Receiving Party, (v) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 4.9, to any assignee, any of its rights or obligations under this Agreement; provided that such person would be permitted to be an assignee or participant pursuant to the terms hereof, (vii) in the case of the Purchaser, in connection with any materials or agreements provided or entered into with investors or potential investors, (viii) with the prior written consent of the Disclosing Party, (ix) to the extent such Confidential Information (A) becomes publicly available other than as a result of a breach of this Section 4.9 or (B) becomes available to the Receiving Party or any of its affiliates on a nonconfidential basis from a source other than the Disclosing Party or its affiliates and is not actually known by the Receiving Party to be in breach of any other person’s confidentiality obligations to the Disclosing Party, (x) in connection with the acquisition or transfer of the Loan or other assets contemplated by this Agreement or to any party to any of the Credit Agreement or other documents or instruments governing, or entered into in connection with, the Loan and to the extent permitted hereby or (xi) subject to any agreement containing provisions substantially similar to this Section 4.9, to any financing source of the Purchaser or the Seller. Notwithstanding the foregoing or any other provision in this Agreement or any other document, the Purchaser and the Seller (and each employee, representative, or other agent of the Purchaser and the Seller) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure (as those terms are used in Treasury Regulations under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended), other than any Confidential Information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Any person required to maintain the confidentiality of Confidential Information as provided in this Section 4.9 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person would accord to its own Confidential Information.

Section 4.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 4.11. Termination. This Agreement shall terminate on the Facility End Date and upon such termination, this Agreement shall have no further force and effect; provided, however, that if either (x) the Capital Condition is satisfied on or prior to the Facility End Date or (y) the Purchaser (or its designee) provides a Forward Purchase Request to the Seller with respect to any Facility End Date Assets on or prior to the Facility End Date, then, in either case of (x) or (y), the Seller and the Purchaser (or its designee) shall cooperate in good faith to complete a Forward Purchase with respect to the Facility End Date Assets (in the case of clause (x)) or the Specified Facility End Date Assets (in the case of clause (y)), within a reasonable time following the Facility End Date in accordance with the terms of Section 2.2(a) as in effect immediately prior to the Facility End Date. Notwithstanding anything to the contrary contained herein, the provisions of Section 4.6, Section 4.7 and this Section 4.11 shall survive any termination of this Agreement.

Section 4.12. Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by certified mail, electronic mail or postage prepaid to the intended party at the address or email of such party set forth below:

(a)	in the case of the Seller:

Steamboat SPV LLC

c/o Cliffwater LLC

4640 Admiralty Way, 11th Floor

Marina del Rey, CA 90292

Attention: General Counsel

Telephone: 310.448.5000

Email: legal@cliffwater.com, with copies to: cnemeth@cliffwater.com and

CCLFOperations@cliffwater.com

(b)	in the case of the Purchaser:

HPS Corporate Capital Solutions Fund

c/o HPS Advisors, LLC

40 West 57th Street, 33rd Floor

New York, NY 10019

Attention: Tyler Thorn

Telephone: 212.287.5580

Email: tyler.thorn@hpspartners.com

Notices and communications by e-mail shall be effective when sent, and notices and communications sent by other means shall be effective when received.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

STEAMBOAT SPV LLC
as Seller

By:	/s/ Stephen Nesbitt
Name: Stephen Nesbitt
Title: President

HPS CORPORATE CAPITAL SOLUTIONS FUND
as Purchaser

By:	/s/ Robert Busch
Name: Robert Busch
Title: HCAP CFO

[Warehouse Facility Agreement]